Exhibit 10.2

EXECUTION COPY

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT
by and between
POSITIVE ID CORPORATION and SANOMEDICS, INC.,
SHAREHOLDER OF THERMOMEDICS, INC.

This FIRST AMENDMENT is made as of December 4, 2015 by and between Positive ID Corporation, a Delaware corporation (“Buyer”) and Sanomedics, Inc., a Delaware Corporation (“Seller”).

RECITALS

WHEREAS, the parties hereto entered into that certain Stock Purchase Agreement, dated as of October 21, 2015 (the “SPA”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such term in the SPA; and

WHEREAS, the parties hereto desire to amend certain terms of the SPA as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENTS

1.	The definitions set forth in Article I of the SPA shall be read to account for the amendments below as applicable and necessary.

2.	The first sentence of Section 2.02(a) of the SPA shall be amended in its entirety to read as follows:

“(a)          The price to be paid by the Buyer for the Shares shall be: Three Hundred Seventy Five Thousand Dollars ($375,000) (the “Aggregate Purchase Price”) in the form of Two Hundred Fifty Thousand Dollars ($250,000) in cash less Buyer’s professional services expenses of Twenty Five Thousand Dollars ($25,000) (the “Cash Purchase Price”) and One Hundred Twenty Five Thousand Dollars ($125,000) in the form of 125 shares (the “Stock Purchase Price”) of Series J Convertible Preferred Stock (the “Preferred Stock”) of the Buyer.

3.	Section 2.03(a)(ii) shall be deleted in its entirety and the remaining clauses of Section 2.03(a) shall be re-numbered accordingly.

4.	Section 2.03(b) of the SPA shall be amended in its entirety to read as follows:

“(b)             Buyer Deliverables. At the Closing (subject to the satisfaction of Seller’s obligations as set forth in Section 2.03(a)) or as such other time as set forth below, Buyer shall deliver to Seller or cause to be delivered:”

i.          to Seller, at such as agreed to by the parties, by wire transfer of immediately available funds, the Cash Purchase price less $50,000 for Seller’s working capital deficit, which amount shall be One Hundred And Seventy Five Thousand Dollars ($175,000) (the “Cash Purchase Price Payment”) to the account designated by the Seller not less than two Business Days prior to such date of payment;

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ii.         at such time as agreed to by the parties, the Stock Purchase Price shall be held by Allison F. Tomek, the Buyer’s Senior Vice President of Corporate Development (the “Escrow Agent”) in the form of stock certificate represented the Stock Purchase Price (the “Escrow Amount”) to be held by the Escrow Agent in accordance Section 2.05;

iii.        Secretary Certificate of Buyer and resolution of Board of Directors approving the transaction;

iv.        at such time as agreed to by the parties, the Certificate of Designation with respect to the shares of Preferred Stock of the Company as filed with the Secretary of State of the State of organization of the Buyer; and

v.         fully executed copies of the employment and consulting agreements described in Section 2.03(a)(iv) above.

5.	The first sentence of Section 2.04(a)(i) of the SPA shall be amended in its entirety to read as follows:

“i.          In contemplation of Closing, Seller agrees to provide Buyer with an unaudited, interim balance sheet of the Company (the “Initial Balance Sheet”), which shall be dated December 4, 2015 and shall include an estimated calculation of Net Working Capital with a working capital deficit of $50,000 (the “Initial Net Working Capital”).

6.	Any reference to Pre-Closing Estimated Balance Sheet and Pre-Closing Net Working Capital in the SPA shall be revised to refer to the Initial Balance Sheet and Initial Net Working Capital, respectively.

7.	Section 2.04(a)(ii) shall be deleted in its entirety.

8.	Section 2.04(b)(iii) of the SPA shall be amended in its entirety to read as follows:

“iii.          If the Final Closing Net Working Capital is higher than the Initial Net Working Capital, then promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the parties shall cause the Escrow Agent to release to Seller, an amount in shares of Preferred Stock equal to the amount by which the Final Closing Net Working Capital exceeds the Initial Net Working Capital; provided that, in no event shall more than 100 shares of Preferred Stock be issued to Seller. If the Final Closing Net Working Capital is lower than the Initial Net Working Capital, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, the parties shall cause the Escrow Agent to revert to Buyer an amount in shares of Preferred Stock equal to the amount by which the Initial Net Working Capital exceeds the Final Closing Net Working Capital; provided that at least 25 shares of Preferred Stock shall remain in Escrow following such reversion. In the event that the amount of shares of Preferred Stock held in Escrow does not satisfy a party’s obligations hereunder, the party owing an amount under this Section 2.04(b)(iii) shall be made responsible for providing the other party with cash or shares, as the case may be, for the amount of any adjustment required to be made.”

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9.	Section 2.04(c) shall be deleted in its entirety.

10.	The initial lead in to Section 2.05(a) of the SPA shall be amended to read as follows:

“(a)           Escrow Account. On the date agreed to by the parties, Buyer shall provide the Escrow Agent with the Escrow Shares to be held in escrow to satisfy, at least in part, any claims by…”

11.	The second sentence of Section 2.05(a) shall be deleted in its entirety and any references to the Escrow Agreement in Section 2.05(a) shall be deleted.

12.	Section 2.05(b) of the SPA shall be amended in its entirety to read as follows:

“(b)             Release of Amounts in Escrow.

i.          Subject to the adjustments made to the Escrow Amount pursuant to Section 2.04(b), within ninety (90) days of the Closing Date, Buyer shall cause the Escrow Agent to release to Seller, the amount of any Escrow Amount in excess of Twenty Five (25) shares of Preferred Stock. For the avoidance of doubt, the adjustments to be made to the Escrow Amount pursuant to Section 2.04(b) shall have priority over the payment set forth in the immediately preceding sentence such that (1) the 90-day time period may be extended to the extent necessary to account for the time for adjustment under Section 2.04(b) and (2) no amount may be paid to Seller hereunder in the event that the adjustment made to the Escrow Amount pursuant to Section 2.04(b) causes the remains Escrow Amount to be equal to or less than Twenty Five (25) shares of Preferred Stock.

ii.          Upon the twelve (12) month anniversary of the Closing Date (the “Escrow Period”), Buyer and Seller shall cause the Escrow Agent to release to Seller, the amount of any remaining Escrow Amount that is not then claimed by the Buyer to be owed to a Buyer Indemnified Party, together with any interest earned on any such amount.”

MISCELLANEOUS

13.	As of and after the date hereof, each reference in the SPA to "this Agreement", "hereunder", "hereof", "herein", "hereby" or words of like import referring to the SPA shall mean and be a reference to the SPA as amended by this Amendment. Except as specifically amended by this Amendment, each term, provision and condition of the SPA survives, remains and shall continue in full force and effect.

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14.	The SPA and this Amendment may be further amended or modified in whole or in part only by a writing which makes reference to the SPA and this Amendment executed by Buyer and Seller. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Amendment or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Amendment or any other agreement provided for herein.

15.	The SPA (together with the Schedules and the Exhibits thereto) and the other agreements and instruments expressly provided for therein and herein, together with this Amendment (together with the Exhibits hereto, if any) and the Master Services and Control Agreement, set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.

16.	Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Amendment will be deemed an original for all purposes.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

SANOMEDICS, INC.

By:	/s/ Keith Houlihan
Name:	Keith Houlihan
Title:	President

[Seller Signature Page to Amendment]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Name:	William J. Caragol
Title:	Chief Executive Officer

[Buyer Signature Page to Amendment]